Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NEW P, INC.,
(filed under and pursuant to Section 242 of the
Delaware General Corporation Law)
March 30, 2011
     The undersigned, for purposes of filing this Certificate of Amendment of Restated Certificate of Incorporation of New P, Inc., a Delaware corporation (the “Corporation”), under and pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
     FIRST: The name of the Corporation is New P, Inc.
     SECOND: The Corporation filed its original Certificate of Incorporation with the Secretary of the State of the State of Delaware on August 4, 2010.
     THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the text of Article FIRST in its entirety and replacing it with the following:
“The name of the Corporation (the “Corporation”) is: Northrop Grumman Corporation”
     FOURTH: The sole stockholder of the Corporation, by unanimous written consent, voted in favor of the foregoing amendment.
     FIFTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer as of the date first written above.

NEW P, INC.
By:	/s/ Mark Rabinowitz
	Name:	Mark Rabinowitz
	Title:	Corporate Vice President & Treasurer